UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 16, 2006

CANTEL MEDICAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Identification
of incorporation)	File Number)	Number)

150 Clove Road, Little Falls, New Jersey	07424
Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

A. Agreement with Olympus

On May 16, 2006, Cantel Medical Corp. (“Cantel”) and Carsen Group Inc. (“Carsen”), a wholly-owned subsidiary of Cantel, entered into an Asset Purchase Agreement with Olympus America Inc. and certain of its affiliates (collectively, “Olympus”) that replaces the previously disclosed July 2005 Agreement among Olympus, Cantel and Cantel’s Carsen subsidiary. The Purchase Agreement incorporates all of the material terms of the 2005 Agreement but was expanded to include the sale to Olympus of additional assets of Carsen and a $10,000,000 fixed payment to Carsen, representing a $4,000,000 increase over the $6,000,000 fixed payment in the 2005 Agreement. Olympus will now be purchasing substantially all of Carsen’s assets other than those related to its Medivators business and certain other smaller product lines. Olympus will pay Carsen significant additional consideration over and above the $10,000,000 fixed payment for certain of the acquired assets such as inventory, accounts receivable and unfilled customer orders. In addition, Olympus will be hiring substantially all of Carsen’s employees and taking over Carsen’s facilities, which will result in a reduction in previously anticipated severance and other wind-down costs. The transaction will close on July 31, 2006.

The $10,000,000 fixed payment to Carsen is in consideration for (i) Carsen’s customer lists, sales records, and certain other assets related to the sale and servicing of Olympus products and certain non-Olympus products distributed by Carsen, (ii) the release of Olympus’ contractual restriction on hiring Carsen personnel, (iii) real property leases (which will either be assumed or replaced by Olympus) and leasehold improvements, computer and software systems, equipment and machinery, telephone systems, and records related to the acquired assets, and (iv) assisting Olympus in effecting a smooth transition of Carsen’s business of distributing and servicing Olympus and certain non-Olympus products in Canada. Cantel has also agreed (on behalf of itself and its affiliates) not to manufacture, distribute, sell or represent for sale in Canada through July 31, 2007 any products that are competitive with the Olympus products being sold by Carsen under its Olympus Distribution Agreements. Under the Purchase Agreement, as in the 2005 Agreement, effective July 31, 2006, Carsen’s exclusive distribution agreements with Olympus will expire and Carsen will no longer serve as the Canadian distributor of Olympus products. Olympus Canada will take over Carsen’s Olympus-related operations (as well as the operations related to the other acquired product lines) on August 1, 2006.

Under the Purchase Agreement, Olympus will acquire Carsen’s inventory of Olympus and certain non-Olympus products for its book value, all of Carsen’s accounts receivable for their face amount, and Carsen’s unfilled customer orders related to sales of Olympus and certain non-Olympus products for a percentage of Olympus revenues from such orders. Olympus’ payment obligation to Carsen will be subject to adjustments and offsets related principally to accounts payable of Carsen owing to Olympus, service and warranty obligations and certain employee benefits.

Carsen has been paid $4,000,000 of the $10,000,000 fixed payment due from Olympus, $1,500,000 on August 1, 2005, $1,500,000 on January 31, 2006 and $1,000,000 on May 16, 2006, all of which has been recorded as deferred revenue. The $6,000,000 balance is payable on July 31, 2006. Cantel expects that all or substantially all of the $10,000,000 will be recognized on July 31, 2006, the date at which all of Carsen’s obligations will be fulfilled, even though certain wind-down costs such as severance is being recorded throughout fiscal 2006. Amounts payable by Olympus for the additional assets of Carsen being acquired will be due (subject to adjustment) on July 31, 2006, except for the backlog payments, which will be payable following Olympus’ receipt of the related payments from customers.

Net proceeds (after income taxes) from the termination of Carsen’s operations are currently projected to be approximately $21,000,000. Such net proceeds will consist of the $10,000,000 fixed payment from Olympus and net proceeds from the sale of inventories, accounts receivable and unfilled customer orders, less satisfaction of liabilities, severance costs and other wind-down costs. Management’s projection of net proceeds is an estimate based on inventories, accounts receivable, backlog orders and liabilities at April 30, 2006 and assumptions for potential wind-down costs.

During the six months ended January 31, 2006, total net sales of Carsen accounted for approximately 23% of Cantel’s consolidated net sales. Operating income of Carsen for the six months ended January 31, 2006 was approximately 31% of Cantel’s consolidated operating income for such period before general corporate expenses and interest expense. Net income of Carsen for the six months ended January 31, 2006 was approximately 44% of Cantel’s consolidated net income for such period. After July 31, 2006, Carsen will not have any remaining product lines.

B. Agreement with Carsen Medical Inc.

On May 18, 2006, Carsen entered into an Asset Purchase Agreement with Carsen Medical Inc., a newly formed, independent corporation owned by two individuals who currently serve as executives of Carsen, under which on July 31, 2006 Carsen will sell its corporate name and inventory and records related to Carsen’s product lines remaining after the closing of the transactions contemplated under the Asset Purchase Agreement with Olympus described in Paragraph A of this Item 1.01. The two executives, William J. Vella, the President and Chief Executive Officer of Carsen, and Paul D. Heck, Vice President-Finance and Controller of Carsen, will be resigning their positions with Carsen on July 31, 2006.

The purchase price for the assets will be the book value of the acquired tangible assets on July 31, 2006 (anticipated to be significantly less than $100,000) plus, for Carsen’s corporate name, an amount equal to 1% of the purchaser’s annual sales (commencing with the fiscal year ending July 31, 2008) up to a maximum aggregate payment of $375,000. In addition, commencing on August 1, 2006, the purchaser will distribute Cantel’s Medivators products in Canada (currently distributed through Carsen).

On May 18, 2006, Messrs. Vella and Heck each entered into Separation, Severance and Consulting Agreements with Carsen under which they have tendered their resignations as directors, officers, and employees of Carsen as of the close of business on July 31, 2006 and will be paid severance in consideration for their past services to the Company. These agreements replace and supersede prior agreements between Carsen and each of Messrs. Vella and Heck providing for severance upon termination of employment, however, the amounts of such severance has not changed (e.g., Mr. Vella will be paid severance of CDN$1,062,626 plus health benefits for three months). For limited periods after July 31, 2006, Messrs. Vella and Heck have agreed to provide consulting services to Carsen related to the winding down of Carsen’s operations. Effective as of May 1, 2006, Mr. Vella was no longer deemed an “executive officer” of Cantel Medical Corp. for purposes of the Securities Exchange Act of 1934.

A copy of the press release announcing the events described in this Item 1.01 is attached as Exhibit 99.4 to this Current Report on Form 8-K.

Item 2.05               Costs Associated with Exit or Disposal Activities

On May 16, 2006, Cantel and Carsen entered into an Asset Purchase Agreement with Olympus described in Paragraph A of Item 1.01 under which Olympus will be purchasing substantially all of Carsen’s assets as at July 31, 2006 other than those related to its Medivators business and certain other smaller product lines. On May 18, 2006, Carsen entered into an Asset Purchase Agreement with Carsen Medical Inc. (“CM”) described in Paragraph B of Item 1.01. under which CM will acquire substantially all of the assets of Carsen as at July 31, 2006 that are not being acquired by Olympus. In furtherance of these two Agreements, which are scheduled to close on July 31, 2006, Carsen will have no active business operations after July 31, 2006. The disposition of Carsen’s assets was prompted by the decision of Olympus (disclosed by Cantel on June 2, 2005) not to extend or renew its distribution agreements with Carsen under which Carsen was the exclusive distributor in Canada of certain Olympus products.

Cantel estimates that wind-down costs related to the disposition of Carsen will be approximately $1,500,000, substantially all of which is for severance costs.

As described above in Item 2.01(A), after giving effect to the estimated wind-down costs, net proceeds (after income taxes) from the termination of Carsen’s operations are currently projected to be approximately $21,000,000. Such net proceeds will consist of the $10,000,000 fixed payment from Olympus and net proceeds from the sale of inventories, accounts receivable and unfilled customer orders, less satisfaction of liabilities, severance costs and other wind-down costs. Management’s projection of net proceeds is an estimate based on inventories, accounts receivable, backlog orders and liabilities at April 30, 2006 and assumptions for potential wind-down costs.

Item 8.01               Other Events

Effective August 2, 2006, Minntech Corporation, a wholly owned subsidiary of Cantel, will sell its Medivators brand endoscope reprocessing equipment, high-level disinfectants and consumables through its own U.S. sales force. Minntech and Cantel have determined that it is in their best long-term interests to control and further develop their own U.S. distribution and, as such, not renew the exclusive Medivators U.S. distribution agreement with Olympus America Inc. upon the expiration of its term on August 1, 2006.

Since the 1996 signing of the Olympus agreement, Medivators has employed and cultivated its own U.S. Clinical Sales Support, Technical and Customer Service Teams, Depot Maintenance and Service, as well as providing all Logistics and Distribution Services for the Medivators/Olympus customer base. This existing and fully developed infrastructure will continue to be a critical factor in Medivators’ new sales and service strategy. Outside of the United States, the Medivators group has direct sales, marketing, and service capabilities in the United Kingdom and Holland, and sells through independent distribution partners in the rest of Europe, Asia, Australia, and Latin America.

During the seven-year period following the expiration of the term of the distribution agreement with Olympus on August 1, 2006, Olympus will have the option to provide certain ongoing support functions to its existing customer base of Medivators products, subject to the terms and conditions of the agreement. In addition, Olympus may continue to purchase from Minntech for resale in connection with such support functions, Medivators accessories, consumables, and replacement and repair parts, as well as Rapicide® disinfectant.

With specific regards to the Canadian market, Minntech will be entering into a distribution agreement with a newly formed, independent distribution company owned by two executive officers of Carsen who will be leaving Carsen Group on July 31, 2006. See Item 1.01(B) above.

Copies of the press releases announcing the events described in this Item 8.01 are attached as Exhibits 99.4 and 99.5 to this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

Exhibit

99.1                         Asset Purchase Agreement dated May 16, 2006 among Cantel Medical Corp., Carsen Group Inc., Olympus America Inc., Olympus Surgical & Industrial America, Inc. and Olympus Canada Inc.

99.2                           Asset Purchase Agreement dated May 18, 2006 between Carsen Group Inc. and Carsen Medical Corp.

99.3                           Separation, Severance and Consulting Agreement dated May 18, 2006 between Carsen Group Inc. and William J. Vella.

99.4                           Press Release issued on May 17, 2006.

99.5                           Press Release issued on May 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

By:	/s/ James P. Reilly
James P. Reilly
President and Chief Executive Officer

Dated:    May 22, 2006